UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  December 2, 2005
(Date of earliest event reported)

CGI HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

As more fully described in Item 2.01 below, on December 2, 2005, CGI Holding Corporation d/b/a Think Partnership Inc. (the “Company”) acquired Vintacom Holdings, Inc., an Alberta Business Corporation (“Vintacom”) through a stock purchase, and as a result, Vintacom became an indirect wholly owned subsidiary of the Company.  As part of the acquisition, Vintacom entered into an employment agreement with Brad Hogg, pursuant to which Mr. Hogg will be employed as Vintacom’s President.

The employment agreement provides for the following: (i) an employment term ending on December 2, 2008; (ii) base salary equal to $300,000 CDN per annum; (iii) other benefits that are generally available to the vice presidents of the Company’s WebSourced, Inc. subsidiary; (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter; (v) termination of the employment agreement (A) by Vintacom for cause or the disability of Mr. Hogg, (B) automatically upon the death of Mr. Hogg, or (C) by Mr. Hogg if he is asked to relocate to a different geographic area, does not accept such relocation, and a suitable position cannot be arranged at his current location; and (vi) severance equal to all amounts that would have become due and owing through December 2, 2008 if Vintacom terminates the employment agreement other than for cause or the death or disability of Mr. Hogg.  A copy of the employment agreement is attached hereto as Exhibit 10.2.

Item 2.01               Completion of Acquisition or Disposition of Assets

On December 2, 2005, the Company acquired Vintacom, an online dating company based in Alberta, Canada. As consideration for the acquisition, the Company paid to the shareholders of Vintacom, an aggregate of $2,750,000 U.S. in cash and issued to them an aggregate of 1,095,616 shares of the Company’s common stock.  The Company held back $465,000 U.S. from the cash portion of the purchase price in connection with certain amounts for which Vintacom may become liable pursuant to the Excise Tax Act (Canada).  In addition, the Company issued to Mr. Hogg warrants to purchase an aggregate of 60,000 shares of Company common stock.  Further, the shareholders of Vintacom may receive an aggregate earnout payment equal to the difference between (A) four times the average quarterly pre-tax earnings of Vintacom for the first twelve full calendar quarters following the closing, and (B) $1.1 million U.S. (the “Earnout Payment”).  The Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of Company common stock.  The Company granted to the Shareholders of Vintacom certain registration rights with respect to the shares of the Company’s common stock issued in connection with the acquisition.  Further, the Company agreed to issue warrants to purchase up to 90,000 shares of the Company’s common stock to certain employees of Vintacom.  A copy of the agreement pursuant to which the Company acquired Vintacom is attached hereto as Exhibit 10.1.  A copy of the press release issued by the Company announcing its acquisition of Vintacom is attached hereto as Exhibit 99.1.

Item 3.02               Unregistered Sales of Equity Securities

As more fully described in Item 2.01 above, on December 2, 2005, the Company issued to the shareholders of Vintacom, an aggregate of 1,095,616 shares of the Company’s common stock in consideration for the Company’s acquisition of Vintacom.  In addition, the Company issued to Mr. Hogg warrants to purchase an aggregate of 60,000 shares of Company common stock.  Warrants with respect to 20,000 shares vest on December 2, 2006 and have an exercise price equal to $2.42 U.S. per share.  Warrants with respect to 20,000 shares vest on December 2, 2007 and have an exercise price equal to the greater of the closing price per share of the Company’s common stock on the last trading day prior to December 2, 2006 or $2.42 U.S.  Warrants with respect to 20,000 shares vest on December 2, 2008 and have an exercise price equal to the greater of closing price per share of the Company’s common stock on the last trading day prior to December 2, 2007 or $2.42.  The Company relied upon exemptions contained in Regulation S of the Securities Act to issue the shares without registration.

Item 9.01               Financial Statements and Exhibits

(a)                                  Financial Statements of the Businesses Acquired.

                                                None.

(b)                                 Pro Forma Financial Information

                                                None.

(c)                                  Exhibits

10.1                           Agreement by and among the Company, Vintacom Acquisition, ULC, Vintacom Holdings, Inc., and the shareholders of Vintacom Holdings, Inc., dated December 2, 2005.

10.2         Employment Agreement by and between Vintacom Acquisition, ULC and Brad Hogg, dated December 2, 2005

99.1         Press Release dated December 2, 2005 announcing acquisition of Vintacom Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 5, 2005

CGI HOLDING CORPORATION.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer